Exhibit 99.1
Bronco Drilling Company, Inc. Announces Monthly Operating Results
OKLAHOMA CITY, May 10, 2011 (BUSINESS WIRE)—Bronco Drilling Company, Inc. (Nasdaq/GS:BRNC) announced today operational results for the month ended and as of April 30, 2011.
Utilization for the Company’s drilling fleet was 98% for the month of April compared to 97% for the month of March and 96% for the first quarter of 2011. The Company had an average of 22 marketed drilling rigs in April compared to 24 in March and 24 for the first quarter of 2011. The average dayrate on operating drilling rigs as of April 30, 2011 was $19,136 compared to $18,906 as of March 31, 2011 and $18,389 for the first quarter of 2011.
The Company cautions that several factors other than those discussed above may impact the Company’s operating results and that a particular trend regarding the factors above may or may not be indicative of the Company’s current or future financial performance.
About Bronco Drilling
Bronco Drilling Company, Inc. is a publicly held company headquartered in Edmond, Oklahoma, and is a provider of contract land drilling to oil and natural gas exploration and production companies. Bronco’s common stock is quoted on The NASDAQ Global Select Market under the symbol “BRNC”. For more information about Bronco Drilling Company, Inc., visit http://www.broncodrill.com.

Bronco Drilling Company, Inc.
Rig Status Report
as of April 30, 2011

							Est. Duration (2)
	Rig No.	Horsepower	Rig Type	Basin	Status (1)	Contract	Days	Date
1	8	1000 hp	E	Bakken	O	Term	368	5/2/2012
2	10	1000 hp	E	Marcellus	O	7 wells
3	11	1000 hp	E	Marcellus	O	Term	133	9/10/2011
4	12	1500 hp	E	Bakken	O	Term	73	7/12/2011
5	14	1200 hp	E	Anadarko	O	3 wells
6	15	1200 hp	E	Bakken	O	Term	290	2/14/2012
7	16	1400 hp	E	Bakken	O	Term	194	11/10/2011
8	17	1700 hp	E	Anadarko	O	3 wells
9	20	1400 hp	E	Bakken	O	Term	407	6/10/2012
10	21	2000 hp	E	Eagle Ford	O	Term	58	6/27/2011
11	22	1000 hp	E	Bakken	O	Term	454	7/27/2012
12	23	1000 hp	E	Bakken	O	Term	182	10/29/2011
13	25	1500 hp	E	Anadarko	O	Term	164	10/11/2011
14	26	1200 hp	E	Eagle Ford	O	Term	75	7/14/2011
15	27	1500 hp	E	Bakken	O	Term	520	10/1/2012
16	28	1200 hp	E	Bakken	O	Term	367	5/1/2012
17	29	1500 hp	E	Woodford	O	Term	277	2/1/2012
18	37	1000 hp	E	Marcellus	O	Term	48	6/17/2011
19	57	1100 hp	M	Woodford	O	Term	398	6/1/2012
20	59	1000 hp	E	Bakken	O	Term	41	6/10/2011
21	77	1200 hp	M	Anadarko	O	Term	231	12/17/2011
22	97	850 hp	M	Anadarko	O	7 wells

M	— Mechanical I — Idle

E	— Electric O — Operating

1	Rigs classified as “operating” are under contract while rigs described as “idle” are not under contract but are being actively marketed and generally ready for service.

2	The estimated contract duration is derived from discussions with our customer regarding their current projection of the days remaining to complete the project.

Cautionary Note Regarding Forward-Looking Statements
The information in this report contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements include, but are not limited to, comments pertaining to estimated contract duration. Such statements are subject to risks, uncertainties and assumptions, including, but not limited to, early termination by the customer pursuant to the contract or otherwise, cancellation or completion of certain contracts or projects earlier than expected, operating hazards and other factors described in Bronco Drilling Company, Inc’s. Annual Report on Form 10-K filed with the SEC on March 15, 2011 and other filings with the SEC, which are available free of charge on the SEC’s website at www.sec.gov. Bronco cautions you that forward-looking statements are not guarantees of future performance and that actual results or developments may differ materially from those projected or implied in these statements.
Contact:	Bob Jarvis Investor Relations Bronco Drilling Company (405) 242-4444 EXT: 102 bjarvis@broncodrill.com

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